Exhibit 10.1

AMENDMENT NO. 1
TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of March 10, 2023, to the Investment Management Trust Agreement (as defined below) is made by and between BurTech Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement on December 10, 2021 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at a Special Meeting of the Company held on March 10, 2023, the Company’s stockholders approved (i) a proposal to amend the Company’s second amended and restated certificate of incorporation (the “2nd A&R COI”) giving the Company the right to extend the date by which it has to consummate a business combination to December 15, 2023 (i.e., a period of time ending 24 months from the consummation of its initial public offering); a (ii) a proposal to amend the Trust Agreement to allow for an extension from March 15, 2023 until December 15, 2023; and

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer and Chief Financial Officer and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by (i) the 15-month anniversary of the closing of the IPO (“Closing”) or, (ii) in the event that the Company extended the time to complete the Business Combination to 24 months from the closing of the IPO, but has not completed the Business Combination within such 24-month period, the 24th month anniversary of the Closing (as applicable, the “Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Stockholders as of the Last Date.”

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
	Name:	Francis Wolf
	Title:	Vice President

BURTECH ACQUISITION CORP.

By:	/s/ Shahal Khan
	Name:	Shahal Khan
	Title:	Chief Executive Officer